Allied Healthcare International Inc. Appoints

Alexander (Sandy) Young as New Chief Executive Officer

--Brings Expertise in Branch Management and Over Thirty Years of Experience--

NEW YORK – January 14, 2008 – Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has appointed Alexander (Sandy) Young as the Company’s new Chief Executive Officer and a member of its Board of Directors, effective as of January 14, 2008. Sarah L. Eames will step down as the Interim Chief Executive Officer and Deputy Chairman of the Board of Directors of the Company, effective as of January 14, 2008. Ms. Eames will continue to serve as the Executive Vice President of Allied until April 16, 2008, when her existing Employment Agreement with the Company expires. Ms. Eames will also continue as a member of the Board of Directors of Allied.

Since 2004 Mr. Young has been the Managing Director of Electronic Security at Chubb UK, a division of United Technologies Corporation. At Chubb, Mr. Young ran the Electronic Security division, which provides electronic security services, intruder systems, swipe systems, and call center monitoring of alarms and fast response units. During his tenure at Chubb, Mr. Young standardized processes and improved services in the Electronic Security Division, which led to a dramatic improvement in margins. Prior to working at Chubb, Mr. Young worked for twenty-seven years at Rentokil Initial, UK, a FTSE 100 international support services company, and its predecessors, rising from branch management to Regional Managing Director for Northern Europe, where he was responsible for sixteen businesses across the UK and Western Europe with annual sales of £330 million and a staff of six thousand. Mr. Young earned a Bachelor of Arts degree in Biology from the University of Stirling in Scotland and a Masters of Business Administration from the Open Business School.

Mark Tompkins, Chairman of Allied Healthcare commented, “The Board is delighted to welcome Sandy Young to lead the Allied team. Sandy brings with him a wealth of experience in the management of branch organizations that employ large numbers of people in diverse locations. We believe that, with his leadership, the Company’s recent positive trends will accelerate to the benefit of shareholders, employees, customers, and clients.

“The Board also wishes to recognize the significant contributions made by Ms. Sarah L. Eames. After many years of service with Allied, most recently as a member of the Board of Directors, Ms. Eames assumed the additional role of Interim Chief Executive Officer in July 2007 to guide the Company whilst the current reorganization was being completed. Our thanks are due to her for her numerous contributions to Allied as she assumes the role as a Non Executive Director.”

About Allied Healthcare International Inc.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing homes, and hospitals.

Forward-Looking Statements

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; Allied’s ability to enter into contracts with hospitals, other healthcare facility customers and local government social services departments on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.

David Moffatt, Chief Financial Officer

davidmoffatt@alliedhealthcare.com;

or

Chief Executive Officer

Sandy Young

London: 20-7838-9922

or

The Investor Relations Group

Adam Holdsworth / Rachel Colgate

212-825-3210

or

Cenkos Securities plc (Nominated Advisor)

Ian Soanes

London: 20-7397-8924